SECURITIES TRADING POLICY
Effective 4/15/2021

1.SCOPE OF THIS POLICY
This Policy applies to all officers and employees (“Employees”) of West Pharmaceutical Services, Inc. and its subsidiaries worldwide (the “Company” or “West”). This Policy also applies to members of the Board of Directors of the Company (“Directors”).
2.OVERVIEW
Trading in the securities of the Company and the companies with which we do business can create significant personal risk for Employees and Directors if such trades are deemed to have been completed in violation of U.S. securities laws. This Policy is intended to assist Employees and Directors in complying with relevant securities laws.
This Policy sets out:
•the basic obligations of Employees and Directors having knowledge of Material Non- Public Information (as defined below) concerning West or the companies with which West does business;
•additional obligations of: (i) Employees who are working on confidential projects or have regular access to Material Non-Public Information; and (ii) Directors and Section 16 Officers (as defined below) when trading West securities;
•rules relating to special transactions such as hedging, margin accounts and pledged securities; and
•rules relating to Trading Windows (as defined below) and Approved Trading Plans (see Section 7 below).
3.MATERIAL NON-PUBLIC INFORMATION
Material Non-Public Information is information that, if known by the public, could reasonably be expected to have an effect on the price of publicly-traded securities of West or the securities of companies with which West does business.
Examples of Material Non-Public Information include plans for mergers or significant acquisitions, pending public release of earnings and financial results and news of major changes in senior management or organizational structure. Material Non-Public Information is commonly referred to as ‘inside information.’ It is not always easy to discern that which is and is not Material Non-Public Information. Persons with questions or who seek clarification should contact the General Counsel’s office.

4.TRADING RESTRICTIONS BASED ON POSSESSION OF MATERIAL NON-PUBLIC INFORMATION
Employees and Directors who are in possession of Material Non-Public Information must abide by the following rules:
A.Universal Rule Applicable to all Employees and Directors
Employees and Directors who are in possession of Material Non-Public Information cannot buy or sell the securities of the company to which the information pertains until such time as that information has been made public. Employees and Directors are also under a duty not to disclose Material Non-Public Information to: (i) anyone within the Company whose jobs do not require them to have such information; or (ii) to anyone outside the Company, including family and friends.
If an Employee or Director is in possession of Material Non-Public Information concerning West or a company with which West does business, that person may not buy or sell the securities of West or that company until such time as that information has been made public and only then after the passing of two (2) full trading days from the date such information has been made public. Questions as to when one can trade in the securities of the Company in compliance with this Policy should be directed to the
General Counsel’s office. See below for additional rules that apply to those Employees who have been designated Insiders (as defined below).
B.Rule for Directors and Section 16 Officers
Directors of the Company and Employees who are designated as executive officers under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) (such
Employees also are referred to as “Section 16 Officers”) must immediately report their trades in Company securities to the person designated by the General Counsel who then arranges for notifications required by law to be filed with the Securities and Exchange Commission. Because most notifications must be filed within two (2) business days of the trade, it is essential that all trades be reported on the day they are ordered.
C.Rules for Employees Who Have Been Designated as Insiders
An Employee may be deemed a “Temporary Insider” or a “Continuing Insider” depending on his/her role within the Company and his/her exposure to Material Non- Public Information.
An Employee who works on a confidential project may be exposed to Material Non- Public Information and shall be designated as a “Temporary Insider” for the project’s duration. An Employee who, on a regular basis, has access to Material Non-Public Information related to the Company shall be designated by the General Counsel’s office as a “Continuing Insider.” Temporary Insiders, together with Continuing Insiders, are collectively referred to as “Insiders.”
In the event that a Temporary Insider has been informed that he/she should not trade in the securities of West or another company, the Temporary Insider must refrain from such trading activity until he/she has been informed by the General Counsel’s office that trading may resume. Trading restrictions apply to Temporary Insiders only after receiving written direction to that effect from the General Counsel’s office.
Continuing Insiders may only trade in West securities during certain periods (see Section 6 below) and only then after having obtained clearance from the General Counsel.

D.“Tipping”
Directors, officers and other Employees may be liable for communicating — or “tipping”— Material Non-Public Information to any third party regarding the Company (or any vendor, supplier or customer of the Company) or to whom a Director, officer or other Employee has made recommendations or expressed an opinion on trading in the Company’s securities based on such information (“tippee”). Further, insider trading violations are not limited to trading or tipping by Insiders. Persons other than Insiders also can be liable for insider trading, including tippees who trade on Material Non-Public Information tipped to them and individuals who trade on Material Non-Public Information which has been misappropriated.
Tippees inherit an Insider’s duties and are liable for trading on Material Non-Public Information illegally tipped to them by an Insider. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an Insider. Tippees can obtain Material Non-Public Information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
5.SPECIAL TRANSACTIONS
A.Prohibition on Speculative Trading
Speculative trading in Company securities is prohibited. No Director or Employee shall engage in “short selling” of Company securities or in the trading of “puts,” “calls” or other derivatives on Company securities. “Wash sales” also must be avoided. This type of speculative trading is further explained in the Frequently Asked Questions attached to this Policy as Appendix A.
B.Hedging Transactions
As a Director or Employee, you may not engage in hedging or monetization transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds without gaining prior clearance to do so from the General Counsel. Any Employee or Director wishing to enter into such an arrangement must first submit the proposed transaction, and the reasons why the Employee/Director wishes to conduct the same, to the General Counsel at least two weeks prior to entering into the proposed transaction. Hedging transactions are further explained in the Frequently Asked Questions attached to this Policy as Appendix A.
C.Margin Accounts and Pledged Securities
Directors and Section 16 Officers may not hold Company securities in a margin account or pledge Company securities as collateral for a loan without gaining prior clearance to do so from the General Counsel. Any Director or Section 16 Officer wishing to hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan must first submit the proposed transaction, and the reasons why the Director/Section 16 Officer wishes to conduct the same, to the General Counsel at least two weeks prior to the proposed transaction. Margin accounts and pledging transactions are further explained in the Frequently Asked Questions attached to this Policy.

D.Short-Swing Trading
Any Director or Section 16 Officer who purchases Company securities in the open market may not sell any Company securities during the six-month period immediately following the purchase. Any Director or Section 16 Officer who sells Company securities in the open market may not purchase any Company securities during the six- month period immediately following the sale. This prohibition on short-swing trading is intended to limit exposure of Directors and Section 16 Officers to short-swing liability arising from these types of trades under applicable securities laws.
6.TRADING WINDOWS
Directors and those Employees who have been designated as Continuing Insiders may trade Company securities only during designated Trading Windows. All days falling outside a Trading Window are blackout periods during which Directors and Continuing Insiders may not trade the securities of the Company.
The General Counsel’s office will communicate Trading Windows to all Directors and Continuing Insiders at least quarterly. Trading Windows commence after the passing of two (2) full trading days from the date the Company’s financial results are publicly disclosed and generally end on the last business day on or before the 15th of month of the last month of the fiscal quarter for which such results are publicly disclosed. From time to time, the Company may reduce the number of days in a Trading Window when it is faced with a developing situation which, if made public, may be deemed to constitute Material Non-Public Information. All such changes will be communicated to Directors, Continuing Insiders and pertinent Employees by the General Counsel’s office. Any Director or Employee receiving such a communication may not trade in Company or designated third-party securities during such periods.
Continuing Insiders who wish to make a trade during a Trading Window must always request and obtain from the General Counsel clearance to trade before they actually undertake any trades in West securities. A trading clearance is valid for the period specified in the clearance communication. If a trade is not completed within that period and the person requesting clearance wishes to make a trade thereafter, that person must again request clearance from the General Counsel. Directors are encouraged to obtain clearance in a similar manner.
For the purpose of clarification, Temporary Insiders are not subject to the Trading Window restrictions described herein. Similarly, gifts of Company securities to be made by Directors and Continuing Insiders are not subject to the Trading Window requirements so long as the gift is cleared by the General Counsel in advance of the gift, timely communicated to the General Counsel’s office upon its occurrence, and the recipient of the gift agrees not to sell the gifted shares until at least sixty (60) days have passed from the date the gift was made.
There are two things all Directors and Employees must remember:
•The existence of an open Trading Window is not a safe harbor protecting Directors or Continuing Insiders from charges of unlawful trading if the Director or Continuing Insider possesses Material Non-Public Information at the time of the trade, even if made during a Trading Window. No one in possession of Material Non-Public Information should trade in the securities of the Company or any third party until the information has been made publicly available or is no longer material.
•Do not rely solely on a communication from the General Counsel’s office as to whether or not you can trade the securities of West or a company with which we do business. If a Director or Employee is aware of Material Non-Public Information, there is an absolute prohibition on trading, irrespective of whether or not the General Counsel’s office has informed the Employees not to trade.

Employees are encouraged to seek guidance from the General Counsel’s office if they have questions or are unsure of how this Policy applies to them.
7.APPROVED TRADING PLANS
Approved Trading Plans enable Directors and Continuing Insiders to trade West securities according to pre-determined parameters even if such trades are conducted outside of Trading Windows. Through the use of these plans, a Director or Continuing Insider may, in an orderly fashion, better diversify his/her investment portfolio or ensure access to cash that may be required at some future point during which trading restrictions could be in place. Approved Trading Plans are reviewed and cleared by the General Counsel’s office and must meet all of the criteria set forth below.
Approved Trading Plans must:
•be a pre-existing written plan, contract, instruction or arrangement;
•be reviewed and cleared by the General Counsel at least one (1) month in advance of the first trade made thereunder (or, if revised or amended, such revisions or amendments have been reviewed and approved by the General Counsel at least one (1) month in advance of the first subsequent trade);
•be entered into in good faith by the Director or Continuing Insider at a time when the Director or Continuing Insider was not in possession of Material Non-Public Information; and
•contain an agreement by the Director or Continuing Insider to relinquish all discretion over the trading activity. Discretion may be relinquished in either of the following ways:
othe plan explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions or other formula(s) describing such transactions, or othe plan gives a third party the discretionary authority to execute purchases and sales outside the control of the Director or Continuing Insider so long as such third party does not possess any Material Non-Public Information.
More information on Approved Trading Plans can be obtained from the General Counsel’s office.
8.HOLDING COMPANY SECURITIES
All Company securities granted under Company equity plans should be held in the brokerage account established for each Employee participating in such equity plans.
9.VIOLATIONS OF THIS POLICY AND COMPLIANCE WITH LAW
A.Violations of this Policy
Violations or apparent violations of this Policy are to be reported consistent with violations of the Company’s Code of Business Conduct. West will regard any violation of this Policy as a serious breach of an Employee’s obligations and will take disciplinary action up to and including termination of employment.
The various securities laws relating to ‘insider trading’ also provide for punishment of persons who violate those laws. Persons (including tippers and tippees) who trade on inside information are subject to significant civil penalties, criminal fines and imprisonment. Similarly, civil penalties, criminal fines and imprisonment may apply to Company personnel who fail to take appropriate steps to prevent illegal insider trading.

B.Compliance with Law
Compliance with applicable securities laws is the responsibility of each Employee and Director, and the Company makes no representation that compliance with this Policy will insulate anyone from charges of illegal trading.
10.INQUIRIES
Refer to the Frequently Asked Questions attached to this Policy as Appendix A for more information. Questions or concerns should be addressed to the General Counsel’s office.

APPENDIX A

Frequently Asked Questions Regarding West’s Securities Trading Policy (CP-046)
What is Insider Trading?

An Insider is a person who has ‘material information’ that is not known to the public regarding West or other companies. Trading is the buying and selling of securities of a company. Insider Trading is where the Insider decides to buy or sell securities of a company based on his/her knowledge of material information that is not publicly known.

What is a Security?

Securities are shares of stock, options, bonds/notes and other financial instruments with respect to West that are regularly bought and sold in public markets like the NASDAQ stock exchange or the New York Stock Exchange. In some cases the shares of certain mutual or index funds could also be securities covered by the Policy. Similar securities of other companies are also considered “securities” under the Policy if an Employee becomes aware of Material Non-Public Information about that company through his/her employment with West.

Securities include:

•Registered shares of stock of West;
•Registered bonds or notes of West;
•All derivatives of the foregoing, including options to purchase securities and any other types of securities that West or a counterparty may issue, such as bearer shares, preferred stock and convertible debentures, as well as exchange-traded options or other derivative securities;
•Securities of index funds that include securities described herein as a significant component thereof (more than 15%); and
•Similar securities of companies with respect to which an Employee becomes aware of Material Non-Public Information about that company through his/her employment with West.

What is Material Non-Public Information?

Material Non-Public Information is information that reasonably could be expected to have an effect on the price of the securities if made generally known.

If you are unsure whether information is material, consult the General Counsel’s office before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

When does non-publicly available information become Material Non-Public Information?

There are no precise definitions as to which non-publicly available information constitutes Material Non- Public Information, but some common types of such information include an important license project, the sale or purchase of companies or significant assets, a major litigation risk, critical decision points in the process of development of major products or the withdrawal of a major product from the market. Any significant information that is not widely known can qualify; the final determination as to whether or not something meets the materiality standard is made only after the fact and with the benefit of 20/20 hindsight.

APPENDIX A
What Speculative Trading is prohibited by this Policy?

The Policy prohibits all speculative trading in Company securities, including short selling Company securities, “puts,” “calls” and “wash sales.”

Short selling means borrowing a security from a broker and selling it with the understanding that it must be bought back later and returned to the broker.

Puts are an option giving the holder the right to sell a security at a specified price within a particular period of time.

Calls are options giving the holder the right to buy a security at a specified price within a particular period of time.

Wash sales are instances where a security is bought and sold almost simultaneously in order to give the impression that the security is being actively traded.

What are hedging transactions?

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Hedging transactions enable a person to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other shareholders.

Why are Directors and Section 16 Officers prohibited from pledging securities and holding securities in margin accounts?

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. As a result, a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non- Public Information or otherwise is not permitted to trade in Company securities. Such a sale under those conditions could be deemed to be unlawful insider trading. In addition, securities laws require the Company to disclose any pledges of Company securities (including through the use of margin accounts) by its Directors and Section 16 Officers.

What is short-swing trading and why should I be concerned about it?

Short-swing trading consists of a purchase and sale, or a sale and purchase (or any number of these transactions), of Company securities that take place within any period of less than six months. Section 16(b) of the Exchange Act requires Directors and Section 16 Officers to pay to the Company any “short- swing” profit realized upon any short-swing trading.

Why should I be concerned about Insider Trading?

Insider trading is unethical and illegal in the U.S. and in many other countries around the world. These countries have decided that a person (i.e., an Insider) has an unfair advantage if he/she is allowed to buy or sell securities based on information that is material but is not known to other investors. For these reasons, the Policy and the Company’s Code of Business Conduct prohibit Insider Trading by Employees.

APPENDIX A

Can I tell my friends and family about Material Non-Public Information?

No, you must always treat Material Non-Public Information confidentially and not tell persons outside of West, including your friends and family members. Even within the Company, you should not share this kind of information unless you are certain the Employee with whom you are speaking is also aware of the information. In many countries, the persons who receive Material Non-Public Information from you could be subject to criminal charges and those charges could apply to you as well.

If I have information about a company that does business with West, can I buy or sell securities in that company?

If the information is material to the company doing business with West and if it is not known generally to the public, you must not buy or sell the securities of that company.

If I have Material Non-Public Information, when can I buy and sell securities of West (or other companies)?

Once Material Non-Public Information is made public you can buy and sell securities of a company. Information is typically made public through a press release. The Policy states that you must wait two (2) full trading days after the press release has been issued before you can buy and sell Company securities. You cannot buy or sell securities until after that time has lapsed, even if the market price for the security is changing significantly. Please note that even after a press release has been issued, those persons designated as Insiders may only trade during a Trading Window after receiving prior clearance from the General Counsel.

Do I have any continuing restrictions after I leave the Company?

Yes. If you are aware of Material Non-Public Information when your service terminates, you may not trade in West securities until that information has become public or is no longer material.

Who are Continuing and Temporary Insiders?

A Continuing Insider is an Employee who regularly has, or is deemed to have, access to Material Non- Public Information. A Temporary Insider is an Employee who is in, or may come into, possession of Material Non-Public Information and has been designated as a Temporary Insider by the General Counsel’s office. Special rules apply for these Employees. Continuing and Temporary Insiders will be told in writing that they have Insider status. When trading restrictions are imposed, all Insiders will be so informed by the General Counsel’s office. If you have not been formally told that you are a Continuing or a Temporary Insider, then you do not have to follow the special trading rules; but, you must always follow the Policy and avoid trading Company securities when you have knowledge of Material Non- Public Information.

What is a Trading Window?

A Trading Window is a period of time when Continuing Insiders are generally permitted to trade in Company securities, subject to compliance with the Policy. There is a period of time, referred to as a “blackout period,” prior to the public release of Material Non-Public Information when trading of securities is prohibited for Continuing Insiders. Trading Windows occur when no blackout period is in effect. Trading Windows generally will open at the close of business on the second trading day following the release of the Company’s quarterly financial results and close on the last business day on or before the 15th of the month of the last month of the fiscal quarter in which such financial results are released. Trading Windows will be communicated by email to all Continuing Insiders.

APPENDIX A
What is an Approved Trading Plan?

An Approved Trading Plan enables Continuing Insiders to trade in West securities outside of Trading Windows according to pre-determined parameters and without violating insider trading laws. Such plans allow Continuing Insiders to diversify their investments or ensure access to cash that may be required at some future point during which trading restrictions could be in place. Approved Trading Plans have very specific requirements and must be cleared by the General Counsel during a Trading Window and only then if the Continuing Insider is not in possession of Material Non-Public Information.

What is Pre-clearance of Trades?

Best practice in avoiding inadvertent Insider Trading is to require that all Insiders get clearance from the General Counsel before making a planned trade in West securities. This restriction applies only to Insiders. If you have not been informed that you are an Insider, you do not need to obtain pre-clearance. Regardless of your status as an Insider, you must never trade Company securities if you hold Material Non-Public Information. If you have questions, contact the General Counsel’s office.

Please note that clearance does not insulate you from potential charges that your trade has been made unlawfully.

Are all trades subject to the Pre-clearance of Trades requirement?

No, only trades by Insiders involving the use of discretion are subject to the Pre-clearance of Trades requirement.

The following activities are not discretionary and no clearance is required:

•exercising options without selling any Company shares into the market (e.g., a net exercise, stock swap or cash exercise);
•acquiring Company shares in the 401(k) Plan, Nonqualified Deferred Compensation Plan or Employee Stock Purchase Plan on an automated basis through an allocation of contributed funds (e.g., payroll deduction). Please note that if you are an Insider, you must have sought and obtained clearance from the General Counsel’s office before making any changes to an automated acquisition in such an account;
•acquiring Company shares in a dividend re-investment program that was approved in the past (please note, however, that Directors and Section 16 Officers may not set up such a plan for Company shares); and
•acquiring or selling Company shares pursuant to an Approved Trading Plan.

Please note, however, that Directors and Section 16 Officers have public filing requirements that can be triggered by one or more of the foregoing activities and hence are obliged to inform the General Counsel’s office immediately upon commissioning the same.

Does the Policy apply to securities held in Employee Benefit Plans?

Yes. Where, such as in the U.S., Employees have the ability to acquire Company securities through the West 401(k) Retirement Savings Plan (the “401(k) Plan”), West’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) or West’s Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), employees must follow this Policy when making choices concerning investing in Company securities through such plan.

APPENDIX A
With regard to each of the 401(k) Plan, Nonqualified Deferred Compensation Plan and Employee Stock Purchase Plan, an Employee should not elect to participate in, or withdraw from, investments involving Company securities in such plan, or make any change in investment instructions with respect to investments involving Company securities within such plan, at a time when the Employee is in possession of Material Non-Public Information. Insiders may only elect to participate in, or withdraw from, investments involving Company securities in such plan, or make any change in investment instructions with respect to investments involving Company securities within such plan, during a Trading Window after receiving clearance from the General Counsel. Once an Employee has given investment instructions for any investment involving Company securities within such plan in compliance with this Policy, automatic purchases of Company securities through such plan for the Employee’s account can continue pursuant to those instructions even if the Employee later comes into possession of Material Non-Public Information. Investment instructions cannot be changed at a time when the Employee is in the possession of Material Non-Public Information or, for Insiders, during a blackout period.

With regard to West’s Dividend Reinvestment Plan (the “DRIP”), purchases of Company securities under the DRIP resulting from an Employee’s reinvestment of dividends paid on the Company’s securities would not require pre-clearance under this Policy; however, any of the following activities in connection with the DRIP would be subject to the Policy:

•voluntary purchases of Company securities resulting from additional contributions an employee chooses to make to the DRIP;
•an Employee’s election to participate in the DRIP or to increase his/her level of participation in the DRIP; and
•any sale of Company securities purchased under the DRIP.

Do I need pre-clearance for discretionary 401(k) and non-qualified plan transactions?

Yes. Prior to contacting Vanguard for discretionary plan transactions you will need pre-clearance.

When does the Policy apply to stock option exercises?

The trading restrictions required by the Policy apply to the acquisition of Company securities pursuant to the exercise of stock options through a cashless exercise or any other market sale for the purpose of generating the cash needed to pay the exercise price. A cashless exercise of stock options occurs when the holder of stock options borrows money from his/her broker to exercise the stock options and simultaneously sells enough shares of the underlying stock to pay the purchase price of the stock options, taxes and broker commissions. By contrast, the trading restrictions required by the Policy do not apply to the acquisition of Company securities pursuant to the exercise of stock options without selling any Company shares into the market (e.g., a net exercise, stock swap or cash exercise).

Clearance from the General Counsel is required prior to the exercise of stock options (other than an exercise of options without selling any Company shares into the market) for all Insiders and such exercise can only occur during a Trading Window.

How do I know whether I am a Section 16 Officer or a Continuing Insider?

The General Counsel’s office will inform Employees of their status as a Continuing Insider or Section 16 Officer. If you have not received such a notification, then you are not impacted by those portions of the Policy pertaining to Continuing Insiders or Section 16 Officers.

Section 10b5-1 Approved Trading Plan Guidelines

(Effective February 27. 2023)

Under SEC rules and our Securities Trading Policy (CP-046), an “insider” is (a) any officer who has been designated a Section 16 officer by the Company, (b) any director; and (c) individuals who have been designated Temporary Insiders or Continuing Insiders due to their role or access to material nonpublic information. Additionally, the Securities Trading Policy prohibits any employee who is in possession of material nonpublic information with respect to the Company or its securities from buying or selling securities or disclose that information to others at the Company unless necessary to do their job or to anyone outside the Company, including family and friends.
The SEC, pursuant to Rule 10b5-1, has established an affirmative defense for insiders who want to trade in Company stock. These are called “Approved Trading Plans” under our Policy. Approved Trading Plans enable directors and continuing insiders to trade in securities according to pre-determined parameters. Pursuant to Rule 10b5-1, these insiders may enter into a plan for the purchase or sale of company securities which provides a defense for the insider from allegations of insider trading, provided that, among other requirements, the insider acted in good faith and did not enter into such plan while aware of any material non-public information, and that the plan specifies the amount of securities to be purchased or sold (or a formula for calculating the number of securities to be purchased or sold), and the price and date on which the transaction is to occur.
The Company is required to report the adoption, modification or termination of any Rule 10b5-1 trading plan in accordance with applicable SEC rules.
In addition to complying with the foregoing principles and applicable rules, West insiders must also comply with our Securities Trading Policy and these Guidelines, including the following:
•The Plan must be a pre-existing, written plan, contract, instruction or arrangement;

•Fidelity is the exclusive broker for all 10b5-1 transactions – you may not use any other financial institution to put in place an Approved Trading Plan. If you hold shares outside of Fidelity, you must transfer them to your Fidelity account if you wish to trade such securities in an Approved Trading Plan;
•Plans may only be entered into during the Company’s open trading windows;

•Cooling Off Period (Time between adoption / modification & commencement of Plan) The first transaction following the establishment of a Plan may not occur until the later of (a) 90 days after adoption / modification or (b) 2 business days following filing of Form 10-Q / 10-K during which plan was adopted (120 days max) – this waiting period is a crucial aspect of plans that are deemed appropriate by the Company (See Explanatory Note 1 below for details);

•Even during an open trading window, an insider must certify and enter into a plan in good faith when he or she is not aware of any material non-public information with respect to the Company or its securities and is not otherwise subject to a blackout notice;
•Insiders may have only a single Approved Trading Plan in place at any given time. Multiple, overlapping plans are prohibited;
•The trading plan must either:
-Specify the number of shares of Company securities to be purchased or sold at specific dates and/or prices, or a formula for calculating the number of shares of Company securities to be purchased or sold at specific dates and/or prices; OR
-Give a third party exclusive discretionary authority to exercise purchase and sales outside the control of the director or continuing insider as long as the person exercising that authority does not have any material non-public information. (See Explanatory Note 2 for details);

•The Approved Trading Plan may include automatic suspension and termination features, which if acceptable to the Law Department, will not need further approval to be effective. (See Explanatory Note 3 for details).
•There are limits on the amount of shares that can be traded under an Approved Trading Plan. Please consult with the Law Department well in advance if you wish to trade more than 100,000 shares pursuant to a Plan.
•Any plans entered into by insiders must have a minimum duration of at least nine months;

•Single-trade plans are prohibited if you have adopted another single-trade plan within the prior twelve months;
•If through the transaction contemplated in an Approved Trading Plan the insider would fall below the Company’s stock ownership guidelines, the Plan will not be permitted;
•No Approved Trading Plan may violate the Company’s prohibition on insiders hedging, pledging or engaging in any derivatives trading with respect to Company Stock;
•Terminations of, modifications to or deviations from Approved Trading Plans are only permitted in exceptional circumstances and must comply with all applicable cooling off periods and requirements to transact when not in possession of material nonpublic information. If an unanticipated situation arises that may impose an undue hardship on an insider with an Approved Trading Plan, that insider must consult with the General Counsel who will consider modification or termination of a Plan in good faith. If a change is permitted, the General Counsel may determine in his or her sole discretion that it may only occur during open trading windows (and then only if the insider is not aware of any material non-public information and otherwise complies with all of the requirements applicable to the adoption of a new plan at the time of the modification), or that any modifications may only take effect at least 90 days following the date on which the modification is submitted;

•Once an Approved Trading Plan is established, insiders may not execute any trades of Company securities outside the plan until the termination of that plan without the approval of the General Counsel. This means that you cannot the exercise stock options on a cashless basis (e.g. selling underlying shares to pay the strike price of the options and withholding taxes) if you have an Approved Trading Plan in place – unless the plan itself contemplates such a sale. Consulting with advisors is important to plan properly;
•If a plan expires according to its terms, a new plan may be established immediately thereafter (but the waiting period to effect trades and other requirements applicable to new plans still apply);
•Once an Approved Trading Plan has become effective, the insider must avoid any communications with Fidelity regarding execution of trades under the Approved Trading Plan to avoid the perception of “subsequent influence.” If a communication to Fidelity is essential for the sake of clarification, you must first advise the Law Department;
•Depending on the facts and circumstances, the Company may, but is not required to, publicly disclose modifications, terminations or entrance into a 10b5-1 plan by any insider, and an insider must agree to permit Fidelity and the Law Department to communicate directly to obtain any necessary information concerning an Approved Trading Plan; and
•The Company encourages insiders to prepare simple plans, which allow for the calculation of shares and execution with little director, to reduce potential errors or confusion.

Process for Putting an Approved Plan in Place

Step 1 – If applicable, contact your financial/tax/legal advisers to ensure that you are planning properly. Fidelity Executive Services advisors are also available to assist with the set up of the plan.
Step 2 – Complete the pre-clearance trading form or email West Legal, indicating your intention to enter into a 10b5-1 plan. Provide details regarding awards / shares to be included in the plan.
Insiders must have plans pre-approved by the General Counsel, and to obtain approval an insider must certify to the General Counsel in writing
-That the proposed trading plan meets all of the requirements of SEC Rule 10b5-1 and does not violate the trading restrictions of Section 16 of the Exchange Act or Rule 144 promulgated under the Securities Act of 1933,
-Insider is not aware of material non-public information and is acting in good faith & not attempting to evade Rule 10b5-1

Step 3 – Upon confirmation of approval from Legal, West will inform Fidelity’s Executive Services of your approval and they will contact you to set up the plan..
Step 4 – Fidelity will set up the necessary plan documents and will obtain the Executive’s signature, who will provide information to HR, Executive Compensation and Associate General Counsel.
Explanatory Notes

1.If a trading window opens on February 21 and closes on March 15, and if you obtain approval of an Approved Trading Plan on February 21, the earliest date you could put the plan into effect is May 21 (90 days after approval of the plan).
2.So long as the transaction instructions you provide Fidelity are clear and unambiguous, you have wide discretion in instructing the form and nature of trades. Fidelity may impose certain limitations on instructions and you should consult with Fidelity before submitting a completed trading plan form for approval. For example, you may instruct Fidelity to: a) sell 100 shares on the first Monday of every month so long as the share price is above $XX with a total limit during the plan of XXX shares; b) exercise 1000 vested options on a cashless basis if the stock price hits $XX; or c) acquire 100 shares the first Monday of each month so long as the share price does not exceed $XX up to XXX shares. There a many permutations that are possible. Consult your financial advisors and Fidelity.
3.A number of events that are unanticipated now but which could have a tremendous impact on the economic outcomes to the insider should an Approved Trading Plan continue in the face of such an event can be written into the plan, subject to Fidelity’s internal guidelines. For example, Approved Trading Plans should be written to provide for automatic termination in the event a third party announces that it has reached an agreement, or has otherwise taken steps, to obtain control over the Company. Control in this case means either ownership of 50% of the outstanding shares of the Company or the ability to elect a majority of the Company’s Board of Directors.